EXHIBIT 2.19


              SECONDARY TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT


     THIS SECONDARY TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT ("Agreement") is made as of the 13th day of August, 1999, between HARRIS CORPORATION, a Delaware corporation ("Harris"), and INTERSIL HOLDING CORPORATION, a Delaware corporation ("Parent").

     WHEREAS, Harris, Intersil Corporation, a Delaware corporation, and Parent have entered into an Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"), which provides for the sale by the Sellers (as defined in Exhibit A to the Master Agreement) and the purchase by Buyer of certain of the assets used in the operations of the Business (as defined in Exhibit A to the Master Agreement);

     WHEREAS, the trademarks set forth in the attached Schedule A ("Trademarks") have been or are being used by the Business with respect to Products and are owned by Harris; and

     WHEREAS, Buyer, as a part of its acquisition of the Transferred Assets, desires to acquire all right, title, and interest in and to Trademarks, and Harris is prepared to grant the same.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and Rules of Construction. Exhibit A to the Master Agreement is incorporated herein by reference.

     2. Representations and Warranties of Harris. Harris represents and warrants to Buyer as hereinafter set forth:

          (a) To Sellers' IP Knowledge, Schedule A lists all Trademarks owned by Harris that have been or are being used with respect to Products other than those covered by the Harris Trademark License Agreements.

          (b) To Sellers' IP Knowledge, Harris has good and transferable title to all of the Trademarks, except as set forth in Schedule A.

          (c) To Sellers' IP Knowledge, no third party has asserted any claim with respect to the Trademarks, or has any ownership interest in said Trademarks, which would prevent use of the Trademarks by Buyer with respect to Products after the Closing Date, except as set forth in Schedule A.

     3. Trademark Transfers to Buyer. Harris hereby transfers and assigns to Buyer all of its entire right, title and interest in the Trademarks, or a trademark with which a Trademark may have a likelihood of confusion or actual confusion, and all the goodwill associated therewith, subject to any restrictions arising out of exceptions noted in Schedule A. Buyer hereby grants to Harris and its Subsidiaries a worldwide, non-exclusive, royalty-free license to use the Trademarks on existing data sheets, manuals, marketing, promotional and sales literature and other documentation for a period of one (1) year from the Closing Date.

     4. Post-Closing Recording of Transfers Concerning Trademarks. Promptly after the Closing Date, Harris, at its sole expense, will deliver to Buyer assignments and other documents in form and substance reasonably satisfactory to Buyer and its counsel concerning Trademarks to allow Buyer or its designated Subsidiaries, at their sole expense, to record the transfer of Trademarks in the United States Patent and Trademark Office and in appropriate offices of foreign jurisdictions.

     5. Further Assurances Concerning Trademarks. At any time and from time to time after the Closing Date, Harris will upon the request of Buyer perform, execute, acknowledge, and deliver all such further assignments, transfers, conveyances, powers of attorney and confirmatory documents as may be reasonably required by Buyer to effect or evidence the ownership of, transfer to, and possession by Buyer of the Trademarks in accordance with this Agreement.

     6. Unlisted Trademarks. Harris agrees to supplement Schedule A if any additional trademarks are identified in the future which should have been included in Schedule A, and Harris agrees to take with respect to such later identified Trademarks all action required under this Agreement.

     7. Reassignment of Trademarks to Harris. Buyer agrees that, upon Harris' reasonable request, Buyer shall reassign to Harris any trademarks that were inadvertently included in Schedule A or that may have been inadvertently transferred by Harris to Buyer.

     8. Additional Agreements.

          (a) All trademark application filing costs, all prosecution costs for pending applications and all maintenance costs for Trademark registrations included in the Trademarks shall be borne by Harris, or its Subsidiaries, if due or incurred prior to the Closing Date, and shall be borne by Buyer, or its Subsidiaries, from and after the Closing Date.

          (b) No warranty or representation is hereby given or implied with respect to the validity of any Trademark, nor that any Trademark is or can be used free and clear of any claim of third parties. Moreover, it is understood that no rights in or to the Trademarks are herein transferred or assigned with respect to use relative to products in fields unrelated to the field of Products.

          (c) Except as otherwise expressly provided herein, no obligation is hereby assumed by Buyer or Harris to maintain, prosecute, enforce or litigate, file, assert, or defend any of the Trademarks.

          (d) In the event that Buyer shall contemplate or commence any judicial or administrative proceedings under any Trademarks, Harris shall cooperate with Buyer in respect to such proceeding or contemplated proceeding. Harris' cooperation shall include providing relevant information and documents that are in Harris' possession, making personnel available on reasonable request for interview by counsel, and providing deposition and trial testimony if reasonably deemed necessary or desirable. Buyer shall reimburse Harris for all of Harris' expenses.

     9. Survival. The representations and warranties of Sellers in this Agreement, including the Schedules hereto, shall survive until the fifth anniversary of the Closing Date.

     10. Agreement Conventions. Exhibit B to the Master Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed by a duly authorized officer and delivered in its name and on its behalf, all as of the day and year first above written.

                                                 HARRIS CORPORATION




                                                 By: /s/ Ronald R. Spoehel
                                                     -----------------------
                                                     Name: Ronald R. Spoehel
                                                     Title: Vice President



                                                 INTERSIL CORPORATION




                                                 By: /s/ Gregory L. Williams
                                                     -------------------------
                                                     Name: Gregory L. Williams
                                                     Title: CEO

                                   Schedule A


                  Trademarks Owned by Transferred Subsidiaries

                                   Schedule A


                     Trademarks Owned by Harris Corporation

                              Registered Trademarks

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